STATEPLACENEW BRUNSWICK SCIENTIFIC CO., INC.
           P.O. Box 4005 - 44 Talmadge Road - Edison, NJ 08818-4005 U.S.A.




CONTACTS:

Thomas Bocchino                           Matthew J. Dennis, CFA
Vice President, Finance and Treasurer     NBS Investor Relations
New Brunswick Scientific Co., Inc.        Clear Perspective Group, LLC
732.650.2500                              732-226-3030
tbocchino@nbsc.com                        mdennis@cpg-llc.com


                                                           FOR IMMEDIATE RELEASE
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                NEW BRUNSWICK SCIENTIFIC ANNOUNCES NASDAQ NOTICE

EDISON, NEW JERSEY, OCTOBER 19, 2006-New Brunswick Scientific Co., Inc. (NBS) (NASDAQ: NBSC), a leading provider of a comprehensive line of research equipment and scientific instrumentation for use in the life science industry, today announced that it has received a notification from the NASDAQ Listing Qualifications Department that, as a result of the untimely death of one of its directors, Joel Jaffe, on October 8, 2006, it was no longer in compliance with NASDAQ's audit committee requirements because it currently had only two independent directors serving on its audit committee. NASDAQ Marketplace Rule 4350(d)(2) requires the audit committee be composed of at least three independent directors. The notification has no effect on the listing of the Company's common stock at this time.

The notification stated that the Company has until the earlier of the next annual meeting of shareholders, or October 7, 2007, to regain compliance and the Company must submit to NASDAQ certain documents evidencing compliance with the rules no later than such date. The Company is in the process of identifying qualified audit committee candidates and expects to appoint a new independent director to the audit committee within the grace period provided by NASDAQ.

ABOUT NEW BRUNSWICK SCIENTIFIC
New Brunswick Scientific Co., Inc., is a leading global provider of a comprehensive line of research equipment and scientific instrumentation for use in the life science industry. The Company's products are used in the creation, maintenance and control of physical and biochemical environments required for the growth, detection and storage of microorganisms for medical, biological and chemical applications, as well as environmental research and commercial product development. NBS is a forerunner in the research and development of pioneering equipment to meet the challenges of new areas of advancement in life science. Established in 1946, New Brunswick Scientific is headquartered in Edison, New Jersey, with sales and distribution facilities strategically located in the United States, Europe and Asia. For more information, please visit www.nbsc.com
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